Exhibit 99.1

Contact:	Robert Jaffe
Investor Relations
424-288-4098 zqk@quiksilver.com

Quiksilver Announces Fiscal 2015 First-Quarter Financial Results

—Company Reports Pro-forma Adjusted EBITDA of $10 Million,

Provides Outlook for Second Quarter—

Huntington Beach, California, March 17, 2015 - Quiksilver, Inc. (NYSE:ZQK) today announced financial results for the fiscal 2015 first quarter ended January 31, 2015.

“We are encouraged by our first quarter performance,” said Andy Mooney, chairman and chief executive officer of Quiksilver, Inc. “Revenues adjusted for currencies and licensed categories essentially stabilized in Q1, and operating expenses decreased by $20 million versus the prior year in constant currencies.

“Customer feedback on our Spring ‘15 product offering, across all brands, has been positive. Our order book for the Fall ‘15 product line continues to develop, and we are confident in our ability to generate revenue increases going forward.”

Please refer to the accompanying tables for a reconciliation of GAAP results from continuing operations to certain non-GAAP results from continuing operations, including pro-forma adjusted EBITDA; a definition of the Company’s emerging markets; and changes in net revenue on a constant currency continuing category basis, which adjusts prior period net revenues for changes in currency exchange rates and excludes prior period wholesale net revenues for product categories now licensed to third parties, as well as removes current period licensing net revenues for the same licensed product categories, in order to provide comparability of net revenues between periods.

First Quarter Review:

The following comparisons refer to results of continuing operations for the first quarter of fiscal 2015 versus the first quarter of fiscal 2014.

Net revenues, as reported, were $341 million compared with $395 million. Net revenues were down 4%, or $14 million, on a constant currency continuing category basis.

•	Americas net revenues, as reported, were $148 million compared with $175 million. Americas net revenues were down 8%, or $13 million, on constant currency continuing category basis.

•	EMEA net revenues, as reported, were $126 million compared with $149 million. EMEA net revenues were down 3%, or $3 million, on constant currency continuing category basis.

•	APAC net revenues, as reported, were $67 million compared with $70 million. APAC net revenues were up 4%, or $2 million, on constant currency continuing category basis.

Gross margin decreased to 49.7% from 50.8%. The 110 basis point decline in gross margin reflects higher discounting, the unfavorable impact of currency exchange rates, and higher freight and distribution costs related to the West coast ports labor dispute, partially offset by the favorable impact of higher sales mix in direct to consumer channels.

Quiksilver, Inc. Reports Fiscal 2015 First Quarter Financial Results

March 17, 2015

SG&A expense decreased $33 million to $171 million from $204 million. The decrease was primarily driven by currency exchange rates, reduced employee compensation, rent, distribution and legal expenses.

Pro-forma Adjusted EBITDA was $10 million compared with $16 million.

Net loss from continuing operations attributable to Quiksilver, Inc. was $18 million, or $0.11 per share, compared with $22 million, or $0.13 per share.

Cash and availability on credit facilities at the end of the quarter was $141 million.

Q1 Net Revenue Highlights:

Net revenues from continuing operations by brand, sales channel and product group for the first quarter of fiscal 2015 compared with the first quarter of fiscal 2014 were as follows.

Brands:

•	Quiksilver net revenues, as reported, were $141 million compared with $164 million. Quiksilver net revenues were down 3%, or $5 million, on a constant currency continuing category basis;

•	Roxy net revenues, as reported, were $100 million compared with $118 million. Roxy net revenues were down 6%, or $7 million, on a constant currency continuing category basis; and

•	DC net revenues, as reported, were $89 million compared with $103 million. DC net revenues were down 4%, or $4 million, on a constant currency continuing category basis.

Distribution channels:

•	Wholesale net revenues, as reported, were $192 million compared with $239 million. Wholesale net revenues were down 9%, or $19 million, on a constant currency continuing category basis;

•	Retail net revenues, as reported, were $119 million compared with $131 million. Retail net revenues were flat on a constant currency continuing category basis. Same-store sales in company-owned retail stores decreased 3%. Company-owned retail stores totaled 713 at the end of the fiscal 2015 first quarter compared with 645 at the end of fiscal 2014 first quarter; and,

•	E-commerce net revenues, as reported, were $27 million compared with $23 million. E-commerce net revenues were up 20%, or $4 million, on a constant currency continuing category basis.

Product groups:

•	Apparel and accessories net revenues, as reported, were $251 million compared with $306 million. Apparel and accessories net revenues were down 7%, or $20 million, on a constant currency continuing category basis; and

Quiksilver, Inc. Reports Fiscal 2015 First Quarter Financial Results

March 17, 2015

•	Footwear net revenues were $89 million compared with $88 million. Footwear net revenues were up 8%, or $6 million, on a constant currency continuing category basis.

Net revenues from emerging markets, as reported, were $54 million compared with $53 million. Net revenues from emerging markets were up 20%, or $9 million, on a constant currency continuing category basis.

Audit Committee Investigation:

As previously announced, the release of our first quarter financial results was postponed due to an Audit Committee investigation of a revenue cut-off issue.

In late February, the Company’s management discovered a deficiency in the Company’s internal controls related to quarter end revenue cut-off, whereby accurate information regarding actual shipment routing and customer delivery was not consistently maintained in the Company’s ERP system in accordance with its procedures. As a result, certain net revenues recorded in the prior period did not meet the criteria for revenue recognition at that time but instead should have been recognized in the following quarter.

Management brought the issue to the attention of the Audit Committee of the Company’s Board of Directors, which then commenced an investigation, with the assistance of independent legal counsel engaged by the Audit Committee and outside forensic accountants, into the scope and causes of this revenue cut-off issue and reported the results of that investigation to the full Board and management. The Company analyzed the impact of this revenue cut-off issue and concluded that it did not have a material impact on its previously issued financial statements.

As a result of the investigation, in presenting the Company’s first quarter 2015 financial results, net revenues for the first quarter of fiscal 2014 have been revised to reflect a $2 million increase.

Outlook:

The Company updated its fiscal 2015 guidance for continuing operations to incorporate February 2015 currency exchange rates and provided guidance for its fiscal 2015 second quarter, as follows:

Fiscal 2015 second quarter net revenues are expected to be approximately $340 million, which is flat to last year’s second quarter on a constant currency continuing category basis. Gross margins are expected to be approximately 48.0%. SG&A, excluding any restructuring and special charges, is expected to be approximately $175 million. Pro-forma Adjusted EBITDA is expected to be approximately $8 million.

Fiscal year 2015 net revenues are expected to be approximately $1.38 billion to $1.45 billion, which is an increase of approximately 1% to 6% on a constant currency continuing category basis versus the prior year. Gross margins are expected to be between 48.5% and 50%. SG&A, excluding any restructuring and special charges, is expected to be between $685 million and $700 million. Pro-forma Adjusted EBITDA is expected to be between $70 million and $80 million. This revision of 2015 fiscal year guidance is driven by changes in currency exchange rates since October 2014, as well as additional cost reduction initiatives.

Quiksilver, Inc. Reports Fiscal 2015 First Quarter Financial Results

March 17, 2015

The foregoing outlook updates and supersedes all previous guidance provided by the Company.

About Quiksilver:

Quiksilver, Inc., one of the world’s leading outdoor sports lifestyle companies, designs, produces and distributes branded apparel, footwear and accessories. The Company’s apparel and footwear brands, inspired by a passion for outdoor action sports, represent a casual lifestyle for young-minded people who connect with its boardriding culture and heritage. The Company’s Quiksilver, Roxy, and DC brands have authentic roots and heritage in surf, snow and skate. The Company’s products are sold in more than 100 countries in a wide range of distribution, including surf shops, skate shops, snow shops, its proprietary Boardriders Club shops and other Company-owned retail stores, other specialty stores, select department stores and through various e-commerce channels. The Company’s corporate headquarters are in Huntington Beach, California.

Forward-looking statements:

This press release contains forward-looking statements including, but not limited to, statements regarding management’s expectations for the Company’s order book, net revenues, gross margins, SG&A expense, pro-forma adjusted EBITDA and capital expenditures in fiscal year 2015 and the second quarter thereof. These forward-looking statements are subject to risks and uncertainties, and actual results may differ materially. The Company undertakes no obligation to update these statements, which are made only as of the date of this press release. For the factors that could cause actual results to differ materially from expectations, please refer to the Company’s SEC filings and specifically the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Forward-Looking Statements” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

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NOTE: For further information about Quiksilver, Inc., please visit our website at www.quiksilverinc.com. We also invite you to explore our brand sites, www.quiksilver.com, www.roxy.com and www.dcshoes.com.

FINANCIAL TABLES FOLLOW

QUIKSILVER, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended
In thousands, except per share amounts	January 31,
	2015	2014
Revenues, net	$340,854	$394,910
Cost of goods sold	171,410	194,270

Gross profit	169,444	200,640
Selling, general and administrative expense	170,504	203,784
Asset impairments	255	883

Operating loss	(1,315)	(4,027)
Interest expense	18,402	19,420
Foreign currency loss	657	2,828

Loss before benefit for income taxes	(20,374)	(26,275)
Benefit for income taxes	(2,084)	(4,385)

Loss from continuing operations	(18,290)	(21,890)
Income from discontinued operations, net of tax	6,732	37,617

Net (loss)/income	(11,558)	15,727
Less: net loss attributable to non-controlling interest	788	464

Net (loss)/income attributable to Quiksilver, Inc.	$(10,770)	$16,191

Loss per share from continuing operations attributable to Quiksilver, Inc.:
Basic	$(0.11)	$(0.13)
Diluted	$(0.11)	$(0.13)
Income per share from discontinued operations attributable to Quiksilver, Inc.:
Basic	$0.04	$0.22
Diluted	$0.04	$0.22
Weighted average common shares outstanding:
Basic	171,039	169,747
Diluted	171,039	169,747
Amounts attributable to Quiksilver, Inc.:
Loss from continuing operations	$(18,290)	$(21,529)
Income from discontinued operations, net of tax	7,520	37,720

Net (loss)/income	$(10,770)	$16,191

QUIKSILVER, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	January 31, 2015	October 31, 2014
In thousands
ASSETS
Current Assets
Cash and cash equivalents	$60,656	$46,664
Restricted cash	1,745	4,687
Trade accounts receivable (net of allowance of $54,819 and $63,991, respectively)	258,952	311,014
Other receivables	51,101	40,847
Inventories	306,119	284,517
Deferred income taxes	4,533	4,926
Prepaid expenses and other current assets	31,315	28,080
Current assets held for sale	—	20,265

Total Current Assets	714,421	741,000
Restricted cash	3,918	16,514
Fixed assets, net	194,107	213,768
Intangible assets, net	137,165	135,510
Goodwill	79,805	80,622
Other assets	39,946	47,086
Deferred income taxes - long-term	14,352	16,088
Non-current assets held for sale	—	5,394

TOTAL ASSETS	$1,183,714	$1,255,982

LIABILITIES AND EQUITY
Current Liabilities
Lines of credit	$31,093	$32,929
Accounts payable	174,090	168,307
Accrued liabilities	101,591	112,701
Current portion of long-term debt	2,261	2,432
Income taxes payable	2,505	1,124
Deferred income taxes	19,490	19,628
Liabilities related to assets held for sale	—	13,266

Total Current Liabilities	331,030	350,387
Long-term debt, net of current portion	770,048	793,229
Other long-term liabilities	34,702	39,342
Deferred income taxes - long-term	21,304	16,790

Total Liabilities	1,157,084	1,199,748
Equity
Common stock	1,743	1,741
Additional paid-in capital	591,173	589,032
Treasury stock	(6,778)	(6,778)
Accumulated deficit	(598,177)	(587,407)
Accumulated other comprehensive income	38,669	57,288

Total Quiksilver, Inc. Stockholders’ Equity	26,630	53,876
Non-controlling interest	—	2,358

Total Equity	26,630	56,234

TOTAL LIABILITIES AND EQUITY	$1,183,714	$1,255,982

QUIKSILVER, INC. AND SUBSIDIARIES

ADJUSTED EBITDA & PRO-FORMA ADJUSTED EBITDA RECONCILIATION (UNAUDITED)

In thousands	Three months ended January 31,
	2015	2014
Net loss from continuing operations attributable to Quiksilver, Inc.	$(18,290)	$(21,529)
Benefit for income taxes	(2,084)	(4,385)
Interest expense	18,402	19,420
Depreciation and amortization	10,751	10,545
Non-cash stock-based compensation expense	1,769	5,063
Non-cash asset impairments	255	883

Adjusted EBITDA	10,803	9,997
Restructuring and other special charges	(700)	6,448

Pro-forma Adjusted EBITDA	10,103	16,445

Definition of Adjusted EBITDA and Pro-forma Adjusted EBITDA:

Adjusted EBITDA is defined as net loss from continuing operations attributable to Quiksilver, Inc. before (i) interest expense, (ii) (benefit)/provision for income taxes, (iii) depreciation and amortization, (iv) non-cash stock-based compensation expense and (v) non-cash asset impairments. Pro-forma Adjusted EBITDA is defined as Adjusted EBITDA excluding restructuring and other special charges (including, but not limited to, reserves and other charges associated with restructuring activities, non-operating charges for gains and losses on lease exit activities, as well as severance and other employee termination costs as a result of downsizing and reorganization). Adjusted EBITDA and Pro-forma Adjusted EBITDA are not defined under generally accepted accounting principles (“GAAP”), and may not be comparable to similarly titled measures reported by other companies. We use Adjusted EBITDA and Pro-forma Adjusted EBITDA, along with other GAAP measures, as measures of profitability because Adjusted EBITDA and Pro-forma Adjusted EBITDA compare our performance on a consistent basis by removing from our operating results the impact of our capital structure, the effect of operating in different tax jurisdictions, the impact of our asset base, which can differ depending on the book value of assets, the accounting methods used to compute depreciation and amortization, the existence or timing of asset impairments, the effect of non-cash stock-based compensation expense and restructuring and other special charges. We believe EBITDA is useful to investors as it is a widely used measure of performance and the adjustments we make to EBITDA provide further clarity on our profitability. We remove the effect of non-cash stock-based compensation from our earnings which can vary based on share price, share price volatility and the expected life of the equity instruments we grant. In addition, this stock-based compensation expense does not result in cash payments by us. We remove the effect of asset impairments from Adjusted EBITDA for the same reason that we remove depreciation and amortization as it is part of the non-cash impact of our asset base. We also remove from Pro-forma Adjusted EBITDA the impact of certain reserves and charges associated with restructuring activities, non-operating charges for gains and losses on lease exit activities, as well as severance and other employee termination costs as these costs are not typically part of normal, day-to-day operations. Adjusted EBITDA and Pro-forma Adjusted EBITDA have limitations as profitability measures in that they do not include the interest expense on our debts, our provisions for income taxes, the effect of our expenditures for capital assets and certain intangible assets, the effect of non-cash stock-based compensation expense, the effect of asset impairments and the effect of restructuring and other special charges.

Definition of Emerging Markets:

The Company’s references to emerging markets in this press release refer to net revenues generated in Brazil, Mexico, Korea, China, Indonesia, Taiwan and Russia, collectively.

CONSTANT CURRENCY CONTINUING CATEGORY NET REVENUE RECONCILIATION

We make reference to net revenues on a “constant currency continuing category” basis in order to provide additional comparable information with regard to changes in net revenues. Constant currency continuing category reporting provides valuable comparisons of net revenues as it adjusts for the effect of changes in foreign currency exchange rates and for the impact on our wholesale channel of transitioning certain product categories to a third-party licensing model. Constant currency is calculated by taking the average foreign currency exchange rate for the current period and applying that same rate to the comparable prior year period. Continuing category impacts are determined by removing the comparable prior period net revenues generated from product categories which are now licensed as well as removing current period licensing net revenues generated from those same licensed product categories.

The following table presents net revenues from continuing operations by segment, brand, channel and product group on both an as reported basis and a comparable constant currency continuing category basis for the first quarters ended January 31, 2015 and 2014 (in thousands):

	Fiscal 2015 Net Revenues As Reported (GAAP)	Less Fiscal 2015 Licensing Revenue from Licensed Product Categories	Fiscal 2015 Comparable Net Revenues (Non- GAAP)	Fiscal 2014 Net Revenues As Reported (GAAP)	Impact of Fiscal 2015 Foreign Exchange Rates on Fiscal 2014 Net Revenues	Less Fiscal 2014 Net Revenues from Licensed Product Categories	Fiscal 2014 Constant Currency Continuing Category Net Revenues (Non- GAAP)	%r Fiscal 2015 GAAP Net Revenues vs Fiscal 2014 GAAP Net Revenues	%r Fiscal 2015 Non- GAAP Net Revenues vs Fiscal 2014 Non- GAAP Net Revenues
By Region:
Americas	147,767	(477)	147,290	175,463	(4,036)	(10,725)	160,702	-16%	-8%
EMEA	125,813	—	125,813	149,397	(20,220)	(64)	129,113	-16%	-3%
APAC	66,598	—	66,598	69,875	(5,579)	(65)	64,231	-5%	4%
Corporate	676	—	676	175	(15)	—	160	286%	323%

	340,854	(477)	340,377	394,910	(29,850)	(10,853)	354,207	-14%	-4%

By Brand:
Quiksilver	140,796	(70)	140,726	163,846	(12,820)	(5,522)	145,504	-14%	-3%
Roxy	100,303	(344)	99,959	118,026	(8,385)	(2,779)	106,862	-15%	-6%
DC	89,120	(63)	89,057	102,989	(7,629)	(2,553)	92,807	-13%	-4%
Other	10,635	—	10,635	10,049	(1,016)	—	9,033	6%	18%

	340,854	(477)	340,377	394,910	(29,850)	(10,853)	354,207	-14%	-4%

By Channel:
Wholesale	192,365	—	192,365	238,696	(16,712)	(10,853)	211,131	-19%	-9%
Retail	119,124	—	119,124	130,568	(11,916)	—	118,652	-9%	0%
E-commerce	26,661	—	26,661	23,474	(1,222)	—	22,252	14%	20%
Licensing/Royalties	2,704	(477)	2,227	2,172	—	—	2,172	24%	3%

	340,854	(477)	340,377	394,910	(29,850)	(10,853)	354,207	-14%	-4%

By Product Group:
Apparel & Accessories	251,456	(477)	250,979	306,408	(24,447)	(10,853)	271,108	-18%	-7%
Footwear	89,398	—	89,398	88,502	(5,403)	—	83,099	1%	8%

	340,854	(477)	340,377	394,910	(29,850)	(10,853)	354,207	-14%	-4%